 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1998

                                                REGISTRATION NO. 333-64603
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
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                      ADELPHIA COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

        DELAWARE                     4841                      23-2417713
     (State or other    (Primary Standard Industrial       (I.R.S. Employer
     jurisdiction of     Classification Code Number)      Identification No.)
    incorporation or
      organization)
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                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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                           COLIN H. HIGGIN, ESQUIRE
                      ADELPHIA COMMUNICATIONS CORPORATION
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                      CARL E. ROTHENBERGER, JR., ESQUIRE
                              BUCHANAN INGERSOLL
                           PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 562-8800

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                               OFFER TO EXCHANGE

                     8 1/8% SERIES B SENIOR NOTES DUE 2003
           FOR ANY AND ALL OUTSTANDING 8 1/8% SENIOR NOTES DUE 2003
                                      OF
                      ADELPHIA COMMUNICATIONS CORPORATION

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

        NEW YORK CITY TIME, ON NOVEMBER 12, 1998, UNLESS EXTENDED

  Adelphia Communications Corporation ("Adelphia," the "Company," the "Registrant" or the "Issuer") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 8 1/8% Series B Senior Notes due 2003 of the Registrant (the "New Notes") for each $1,000 principal amount of the issued and outstanding 8 1/8% Senior Notes due 2003 (the "Old Notes," and collectively with the New Notes, the "Notes"). Interest on the Senior Notes is payable semi-annually commencing January 15, 1999 with a final maturity date of July 15, 2003. As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes is outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights; and except that holders of Old Notes are entitled to receive Liquidated Damages (as defined) if (a) the Registrant fails to file any of the registration statements required by the Registration Rights Agreement (as defined) on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Securities and Exchange Commission (the
"Commission") on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Registrant fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer registration statement, or (d) a shelf registration statement or the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is a "Registration Default"). In the event of a Registration Default, the Registrant is required to pay Liquidated Damages to each holder of Transfer Restricted Securities for the period that the Registration Default continues, with respect to the first 90-day period immediately following the occurrence of such Registration Default, at a rate of 0.25% per annum on the principal amount of Transfer Restricted Securities held by such holder. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum aggregate increase of 2.0% per annum until such Registration Defaults have been cured, at which time the interest rate borne by the Old Notes will be reduced to the original interest rate. See "Description of the Notes-Registration Rights; Liquidated Damages."
                                                  (Continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

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THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

             THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1998

  The Exchange Offer is being made to satisfy certain obligations of the Registrant under the Registration Rights Agreement, dated as of July 2, 1998, between the Registrant and the Initial Purchaser (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

  Based on interpretations by the staff of the Commission with respect to similar transactions, including no action letters, the Registrant believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. A broker-dealer who acquired Old Notes directly from the Registrant can not exchange such Old Notes in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Registrant has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date (as defined) or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

  The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of the Notes." There will be no cash proceeds to the Registrant from the Exchange Offer. The New Notes will be senior unsecured indebtedness of Adelphia, will rank pari passu in right of payment with other unsubordinated indebtedness of Adelphia and senior in right of payment to all future subordinated indebtedness of Adelphia. The operations of Adelphia are conducted through its subsidiaries and, therefore, Adelphia is dependent on the earnings and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the New Notes. Because the assets of its subsidiaries constitute substantially all of the assets of Adelphia, and because the subsidiaries will not guarantee the payment of principal of and interest on the New Notes, the claims of holders of the New Notes effectively will be subordinated to the claims of creditors of such entities. As of June 30, 1998, on an as adjusted basis, after giving effect to the Offering (as defined below) and the Equity Offering (as defined), the New Notes would have been effectively subordinated to $1.3 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries. As of June 30, 1998, the New Notes were effectively subordinated to $1.7 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries. As of March 31, 1998 and June 30, 1998, the total indebtedness of Adelphia and its subsidiaries, on a consolidated basis, aggregated $2.9 and $3.0 billion, respectively.

  The Old Notes were originally issued and sold on July 2, 1998 in an offering of $150,000,000 aggregate principal amount (the "Offering"). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  The Registrant has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. Any person participating in the Exchange Offer who does not acquire the Exchange Notes in the ordinary course of business: (i) cannot rely on the above referenced no action letters; (ii) cannot tender its Old Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Exchange Offer will expire at 5:00 p.m., New York City time, on November 12, 1998, unless extended (as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  Prior to this Exchange Offer, there has been no public market for the Notes. The Old Notes have traded on the PORTAL Market. If a market for the New Notes should develop, the New Notes could trade at a discount from their initial offering price. The Company does not intend to apply for listing of the New Notes on any securities exchange or in any automated quotation system. There can be no assurance that an active trading market for the New Notes will develop.

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                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE REGISTRANT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                          INCORPORATION BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1998 which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Form 10-K/A for the fiscal year ended March 31, 1998 (the "Form-10-K"); (b) Form 10-Q for the quarter ended June 30, 1998 (the "Form 10-Q"); (c) Forms 8-K for events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998 and September 10, 1998, (the "Forms 8-K"); and (d) Adelphia's definitive proxy statement dated September 11, 1998, with respect to the Annual Meeting of Stockholders held October 6, 1998 (the "Proxy Statement").

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM ADELPHIA COMMUNICATIONS CORPORATION, MAIN AT WATER STREET, COUDERSPORT, PA 16915, TELEPHONE NUMBER 814-274-9830. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN 5 BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements appearing in this Prospectus or incorporated by reference herein. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  THE COMPANY

  Adelphia Communications Corporation ("Adelphia" and, collectively with its subsidiaries, the "Company") is a leader in the telecommunications industry with cable television operations and competitive local exchange telephony operations. The Company is the seventh largest cable television operator in the United States. As of June 30, 1998, cable television systems owned or managed by the Company (the "Systems") in the aggregate passed 2,796,747 homes and served 1,998,411 basic subscribers. The Company, through its subsidiary Hyperion Telecommunications, Inc. ("Hyperion"), owns and operates one of the largest facilities based Competitive Local Exchange Carriers ("CLEC") in the United States based on route miles and buildings connected. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

  Cable systems owned by the Company (the "Company Systems") are located in twelve states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of June 30, 1998 the Company Systems passed 1,696,294 homes and served 1,244,310 basic subscribers.

  The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas Family"), have substantial ownership interests in the Managed Partnerships. As of June 30, 1998, cable systems (the "Managed Systems") owned by the Managed Partnerships passed 348,441 homes and served 260,843 basic subscribers.

  Hyperion designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities. At June 30, 1998, Hyperion managed and operated 22 networks (including two under construction), serving 46 cities. As of June 30, 1998, these networks had 5,455 route miles, connecting 2,034 buildings. Hyperion currently offers switched services, including local dial tone, in 19 of its markets. Hyperion is consolidated in Adelphia's financial results and is currently an unrestricted subsidiary of Adelphia for purposes of Adelphia's indentures.

  On May 8, 1998, Hyperion completed an initial public offering (the "Hyperion IPO") of 12,850,000 shares, including 350,000 shares subsequently issued pursuant to an over-allotment option, of its Class A Common Stock ("Hyperion Stock"). As part of the IPO, Adelphia purchased an incremental 3,324,001 shares of Hyperion Stock for $49,900,000 and converted indebtedness owed to the Company by Hyperion into 3,642,666 shares of Hyperion Stock. Adelphia currently owns approximately 66% of the Hyperion Common Stock on a fully diluted basis and 85% of the total voting power. Additional net proceeds of approximately $192,000,000 to Hyperion were received as a result of the sale of Hyperion Stock to the public.

  John J. Rigas, the Chairman, President, Chief Executive Officer and majority stockholder of Adelphia, is a pioneer in the cable television industry, having built his first system in 1952 in Coudersport, Pennsylvania. Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of its Class A Common Stock, $.01 par value. The Company's operations consist of providing telecommunications services primarily over its broadband networks. The Company did not have any material foreign operations or foreign sales in the year ended March 31, 1998. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

OLYMPUS COMMUNICATIONS, L.P.

  The Company owns a 50% voting interest and nonvoting Preferred Limited Partnership ("PLP") interests entitling the Company to a 16.5% preferred return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. (together with its subsidiaries, "FPL Group"). FPL Group is one of the largest public utility holding companies in the United States supplying, through its principal subsidiaries, electric service throughout most of the east and lower west coasts of Florida. Olympus operates the largest contiguous cable system in Florida and is located in some of the fastest-growing markets in Florida. As of June 30, 1998, the Olympus systems passed 752,012 homes and served 493,258 basic subscribers. The Company's investment in Olympus is accounted for under the equity method of accounting.

RECENT DEVELOPMENTS

  On March 2, 1998, Adelphia entered into a definitive agreement to acquire cable television systems serving approximately 62,000 subscribers in Connecticut and Virginia from Marcus Cable, Inc. for approximately $150,000,000 in cash. This acquisition closed on September 1, 1998.

  On August 18, 1998, Adelphia issued 8,190,315 shares of its Class A Common Stock, $.01 par value (the "August Offering"). Of this total, 4,100,000 shares were sold to the public at a price of $32.00 per share, pursuant to agreements with several underwriters with an underwriting discount of $1.44 per share. The remaining 4,090,315 shares were sold to entities controlled by the Rigas Family at the public offering price less the underwriting discount. Net proceeds to Adelphia after offering expenses from the August Offering were approximately $250,000,000. On September 14, 1998, Adelphia issued an additional 615,000 shares in connection with the several underwriters exercising the August Offering's over-allotment option (the "Option Offering") (the August Offering and the Option Offering, collectively being, the "Equity Offering"). Net proceeds to Adelphia after offering expenses from the Option Offering were approximately $18,800,000.

  On September 30, 1998, the Company consummated an agreement to merge a subsidiary of the Company with the subsidiary of Tele-Communications Inc. ("TCI") that held an interest in Syracuse Hilton Head Holdings, L.P. ("SHHH, L.P."), an Adelphia managed partnership controlled by the Rigas Family. Pursuant to the agreement, TCI received, 2,250,000 newly issued shares of the Company's Class A

Common Stock, $.01 par value, as a result of the merger. Simultaneously, SHHH, L.P. distributed certain SHHH, L.P. cable systems in Virginia and North Carolina (the "Virginia and North Carolina Systems") to Adelphia, in exchange for the interest acquired by Adelphia from TCI as described above, the remainder of Adelphia's minority equity interests in SHHH, L.P., and certain affiliate receivables owed to Adelphia. The Virginia and North Carolina Systems were distributed to Adelphia without indebtedness.

  For other recent developments regarding the Company, reference is made to the Form 10-Q and future filings by the Company under the Exchange Act.

  Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $150,000,000 aggregate principal amount of 8 1/8% Series B Senior Notes due 2003 of the Company (the "New Notes," and collectively with the Old Notes, the "Notes"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and liquidated damages ("Liquidated Damages") for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of the Notes."

The Exchange Offer..........  The Registrant is offering to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Registrant under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;
 Withdrawal; Exchange Date..

                              The Exchange Offer will expire at 5:00 p.m., New York City time, on November 12, 1998, or such later date and time to which it is extended (as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. Tender of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer. The date of acceptance for exchange of all Old Notes properly tendered and not withdrawn for New Notes (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.

Accrued Interest on the New   Each New Note will bear interest from the
Notes.......................  most recent date to which interest has been paid on the Old Note or, if no such payment has been made, from July 2, 1998.

Federal Income Tax            The Exchange Offer will not result in any
Considerations..............  income, gain or loss to the holders of Notes or the Company for federal income tax
                              purposes. See "Certain Federal Income Tax
                              Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.

Exchange Agent..............  Bank of Montreal Trust Company, the Trustee
                              under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

  CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE OLD NOTES PURSUANT TO THE
                                 EXCHANGE OFFER

  Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holder's business, such holders have no arrangement with any person to participate in a distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer who acquired Old Notes directly from the Registrant can not exchange such Old Notes in the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange."

                        SUMMARY DESCRIPTION OF THE NOTES

Issuer......................  Adelphia Communications Corporation

Securities Offered..........  $150,000,000 principal amount of 8 1/8%
                              Series B Senior Notes due 2003. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of the Notes."

Maturity Date...............  The Notes will mature on July 15, 2003.

Interest Payment Dates......  July 15 and January 15 each year commencing
                              January 15, 1999.

Redemption..................  The Notes will not be redeemable prior to maturity and will not be subject to any
                              mandatory redemption or sinking fund
                              payments.

Ranking.....................  The Notes are unsecured indebtedness of
                              Adelphia ranking pari passu with other
                              unsubordinated indebtedness of Adelphia and senior in right of payment to any future subordinated indebtedness of Adelphia. The operations of Adelphia are conducted through Adelphia's subsidiaries and, therefore, Adelphia is dependent on the earnings and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. Because the assets of its subsidiaries and other investments constitute substantially all of the assets of Adelphia, and because those subsidiaries and other investments will not guarantee the payment of principal of and interest on the Notes, the claims of holders of the Notes effectively will be subordinated to the claims of creditors of such entities. As of June 30, 1998, on an as adjusted basis, after giving effect to the Offering and the Equity Offering and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $1.3 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries. As of June 30, 1998 the total indebtedness of Adelphia and its subsidiaries, on a consolidated basis, aggregated $3.0 billion and total trade payables as of such date were $79.7 million. The Company's ability to access the cash flow of its subsidiaries is subject to significant contractual restrictions. In addition, Olympus has substantial leverage. See "Risk Factors--Holding Company Structure;
                              Restrictive Covenants" and "Description of the Notes."

Certain Covenants...........  The Indenture pursuant to which the Notes were or will be issued (the "Indenture") contains certain restrictions on, among other things, the incurrence of indebtedness, mergers and sales of assets, a change of control, the payment of dividends on, or the repurchase of, capital stock of Adelphia and certain other restricted payments by Adelphia and its restricted subsidiaries and certain transactions with and investments in affiliates. The Indenture permits Adelphia's subsidiaries to incur substantial additional indebtedness.

Registration Rights.........  Adelphia has entered into a registration rights agreement with the Initial Purchaser
                              (the "Registration Rights Agreement")
                              pursuant to which Adelphia agreed to file a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for a new issue of debt securities of Adelphia (the "Exchange Notes") registered under the Securities Act, with terms substantially identical to those of the Old Notes. See "Description of the Notes--Registration Rights; Liquidated Damages."

Change of Control...........  In the event of a Change of Control (as defined herein), the Holders of the Notes will have the right to require the Company to purchase their Notes at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. There can be no assurance that the Company will have adequate financial resources to effect a required repurchase of the Notes upon a Change in Control. The Company's failure to make a required repurchase of the Notes upon a Change in Control would be an Event of Default under the Indenture.

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all of the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business in connection with the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer who acquired Old Notes directly from the Registrant can not exchange such Old Notes in the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At June 30, 1998, the Company's total indebtedness aggregated approximately $2,996,821,000, which included approximately $1,013,276,000 of subsidiary bank, institutional and other debt, approximately $472,949,000 of Hyperion public debt and approximately $1,510,596,000 of indebtedness of the parent company. The Company's total debt has varying maturities to 2008, including an aggregate of approximately $1,158,487,000 maturing on or prior to March 31, 2003. The Company has maintained its public long-term debt at the holding company level and Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, at June 30, 1998 Hyperion also had $214,085,000 of redeemable exchangeable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

NET LOSSES AND CONVERTIBLE PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)

  The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at June 30, 1998 was approximately ($1,217,429,000). The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $119,894,000, $130,642,000 and $192,729,000 for the years ended March 31, 1996, 1997 and 1998, and approximately $48,285,000 for the three months ended June 30, 1998, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

  For the years ended March 31, 1997 and 1998 and the three months ended June 30, 1998, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $61,848,000, $113,941,000 and $38,757,000, respectively. However, such amounts reflect non-cash charges totalling approximately $165,426,000, $182,471,000 and $46,454,000, respectively, consisting of depreciation, amortization, and non-cash interest expense on certain indebtedness of the Company. On a pro forma basis, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $126,006,000 and $34,964,000 for the year ended March 31, 1998 and the three months ended June 30, 1998, respectively. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates, and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

HOLDING COMPANY STRUCTURE; RESTRICTIVE COVENANTS

  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indentures governing the Notes, the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior

Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8% Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to the Company in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At June 30, 1998, the total amount of long-term debt of such subsidiaries was approximately $1,486,225,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

  The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia. There are similar restrictions under other institutional debt of the Company's subsidiaries.

POTENTIAL CONFLICTS OF INTEREST

  As of October 1, 1998, the Rigas Family held substantially all of Adelphia's Class B Common Stock and 84.8% of the combined voting power of both classes of Adelphia's outstanding Common Stock (85.8% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which Adelphia's Public Debt was issued and the Indenture under which the Notes will be issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Form 10-K and Proxy Statement and "Description of the Notes--Covenants--Limitation on Transactions with Affiliates."

COMPETITION

  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company.

  In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent local exchange carrier ("LEC") serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the 1996 Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as Hyperion, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including Hyperion, could be materially and adversely affected.

  The 1996 Act also establishes procedures under which the RBOCs can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the FCC authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major Inter-Exchange Carriers ("IXCs"), which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.

  There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of Hyperion's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion. Hyperion also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and TCI also recently announced that they will merge. Although Hyperion has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

  Many of Hyperion's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

  See "Business--Competition" and "--Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K and the Form 10-Q.

NEED FOR ADDITIONAL FINANCING

  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

REGULATION IN THE TELECOMMUNICATIONS INDUSTRY

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K and the Form 10-Q.

IMPACT OF THE YEAR 2000 ISSUES

  The year 2000 issue refers to the inability of computerized systems and technologies to recognize and process dates beyond December 31, 1999. The Company is evaluating the impact of the year 2000 issue on its business applications and its products and services. The evaluation includes a review of the Company's information technology systems, cable network equipment and other embedded technologies. A significant portion of the Company's computerized systems and technologies have been developed, installed or upgraded in recent years and are generally more likely to be year 2000 ready. The Company is also evaluating the potential impact as a result of its reliance on third-party systems that may have year 2000 issues.

  Computerized business applications that could be affected by the year 2000 issue could include:

  . information processing and financial reporting systems

  . customer billing systems

  . customer service systems

  . telecommunication transmission and reception systems

  . facility systems.

  System failure or miscalculation could result in a temporary inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Customers could also experience a temporary inability to receive or use the Company's products and services.

  The Company has developed a program to assess and address the year 2000 issue. This program consists of the following phases:

  . inventorying and assessing the impact on affected technology

  . developing solutions for affected technology

  . modifying or replacing affected technology

  . testing and verifying solutions

  . implementing solutions

  . developing contingency plans.

  The Company has substantially completed inventorying and assessing the affected computerized systems and technologies. The Company is in various stages of its year 2000 compliance program with respect to the remaining phases as it relates to the affected systems and technologies.

  The Company has engaged a consulting firm familiar with its financial reporting systems. This firm has developed and tested year 2000 solutions that the Company is in the process of implementing. The Company expects its financial reporting systems to be year 2000 compliant by June 1999.

  A third-party billing vendor currently facilitates customer billing. The Company is currently in the process of testing an in-house service ordering, provisioning, maintenance and billing system that would replace the third-party billing vendor. The Company expects to have this new system implemented by June 1999. On a contingency basis, the third-party vendor has provided a written assertion that it will certify it is fully year 2000 compliant by June 1999.

  Telecommunication plant rebuilds and upgrades in recent years have minimized the potential impact of the year 2000 issue on the Company's facilities, customer service, telecommunication transmission and reception systems. The Company is engaged in a comprehensive internal inventory and assessment of all hardware components and component controlling software throughout its telecommunication networks. The Company expects to implement any hardware and software modifications, upgrades or replacements resulting from the internal review by June 1999.

  Costs incurred to date directly related to addressing the year 2000 issue have not been material. The Company has also redeployed internal resources to meet the goals of its year 2000 program. The Company currently estimates the total cost of its year 2000 remediation program to be approximately $2,500,000. Although the Company will continue to incur substantial capital expenditures in the ordinary course of meeting its telecommunication system upgrade goals through the year 2000, it will not specifically accelerate its expenditures to facilitate year 2000 readiness, and accordingly such expenditures are not included in the above estimate.

  The Company has begun communicating with others with whom it does significant business to determine their year 2000 readiness and to determine the extent to which the Company is vulnerable to year 2000 issues related to those third parties. The Company purchases much of its technology from third parties. There can be no assurance that the systems of other companies on which the Company's systems rely will be year 2000 ready or timely converted into systems compatible with the Company systems. The Company's failure or a third-party's failure to become year 2000 ready or the Company's inability to become compatible with third parties with which the Company has a material relationship, may have a material adverse effect on the Company, including significant service interruption or outages.

  The Company is in the process of identifying secondary sources to supply its systems or services in the event it becomes probable that any of its systems will not be year 2000 ready prior to the end of 1999. The Company is also in the process of identifying secondary vendors and service providers to replace those vendors and service providers whose failure to be year 2000 ready could lead to a significant delay in the Company's ability to provide its services to its customers.

FORWARD LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Certain information included or incorporated by reference in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

LIMITATION ON ABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

  The Indenture governing the Notes and most of Adelphia's other indentures contain provisions requiring Adelphia upon a Change of Control, to commence an offer to redeem the Notes to holders of the Notes and certain of Adelphia's other debt. If a Change of Control occurs, there is no assurance that (i) Adelphia will have the ability to make a Change of Control Offer to the holders of the Notes, (ii) Adelphia will have sufficient funds to repurchase all securities (including the Notes) entitled to be repurchased or
(iii) Adelphia could obtain any additional debt or equity financing in an amount sufficient to repurchase such securities. See "Description of the Notes--Covenants--Change of Control Offer."

ABSENCE OF A PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE

  The Notes are securities for which there is currently no market. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system, but the Initial Purchaser (as defined) has applied to the National Association of Securities Dealers, Inc. to have the Notes designated as PORTAL securities. Although the Company has been advised by the Initial Purchaser that it intends to make a market in the Notes, it is not obligated to do so, and any such market-making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price, depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruptions.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  On July 2, 1998, the Registrant issued $150,000,000 aggregate principal amount of Old Notes to Barclays Capital Inc., the Initial Purchaser. The issuance was not registered under the Securities Act in reliance upon the exemptions under Rule 144A and Section 4(2) of the Securities Act. In connection with the issuance and sale of the Old Notes, the Registrant entered into a Registration Rights Agreement with the Initial Purchaser dated as of July 2, 1998 (the "Registration Rights Agreement"), which requires the Registrant to cause the Old Notes to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Registrant identical in all material respects to the Old Notes, and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Registrant's obligations thereunder.

  Based on no-action letters issued by the staff of the Commission to third parties, the Registrant believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer who acquired Old Notes directly from the Registrant can not exchange such Old Notes in the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Registrants will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). The Registrant will issue a principal amount of New Notes in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.

  The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of the Notes." The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

  As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.

  Holders of Old Notes do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Registrant intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Registrant will accept all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor. For purposes of the Exchange Offer, the Registrant shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Registrant had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Registrant.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Registrant reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Registrant will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on November 12, 1998, unless the Registrant, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended; provided that the Exchange Offer shall not be extended beyond 30 business days after the date of this Prospectus.

  In order to extend the Expiration Date, the Registrant will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Registrant reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Registrant to constitute a material change, the Registrant will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

  Without limiting the manner in which the Registrant may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Registrant shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  New Notes will bear interest at the rate of 8 1/8% per annum, payable semi-annually, in cash, on July 15 and January 15 of each year, from the most recent date to which interest has been paid on the Old Notes or, if no such payment has been made, from July 2, 1998.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Registrant will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Registrant's judgment, would materially impair the ability of the Registrant to proceed with the Exchange Offer; or

  (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Registrant's judgment, would materially impair the ability of the Registrant to proceed with the Exchange Offer; or

  (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

  If the Registrant determines in its sole discretion that any of these conditions is not satisfied, the Registrant may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Registrant will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Registrant will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The foregoing conditions are for the sole benefit of the Registrant and may be asserted by the Registrant regardless of the circumstances giving rise to any such condition or may be waived by the Registrant in whole or in part at any time and from time to time in their sole discretion. The failure by the Registrant at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Registrant concerning the events described above shall be final and binding on all parties.

PROCEDURES FOR TENDERING

  The tender of Old Notes by a holder as set forth below (including the tender of Old Notes by book-entry delivery pursuant to the procedures of the Depository Trust Company ("DTC")) and the acceptance thereof by the Registrant will constitute an agreement between such holder and the Registrant in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE REGISTRANTS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Registrant, evidence satisfactory to the Registrant of their authority to so act must be submitted with the Letter of Transmittal.

  Any financial institution that is a participant in the book-entry transfer facility for the Old Notes, DTC, may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer, including if applicable the procedures under the Automated Tender Offer Program ("ATOP"). Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Registrant in its sole discretion, which determination will be final and binding. The Registrant reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Registrant's acceptance of which would, in the opinion of counsel for the Registrant, be unlawful. The Registrant also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Registrant's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Registrant shall determine. Although the Registrant intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Registrant, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Registrant reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will also represent to the Registrant (i) that the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) that neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Registrant, or that if it is an "affiliate," it will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

  (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within three business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

  The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Registrant and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Registrant and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Registrant will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Registrant to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes and (iv) acceptance of any tendered Old Notes by the Registrant and the issuance of New Notes in exchange therefor will constitute performance in full by the Registrant of its obligations under the Registration Rights Agreement and the Registrant will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Notes in the ordinary course of its business and (iii) has no arrangement with any person or intent to participate in, and is not participating in, the distribution of the New Notes.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Registrant, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

  Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Registrant will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

  Bank of Montreal Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail,                 By Facsimile:
    by hand or by Overnight Courier        Bank of Montreal Trust Company
    Bank of Montreal Trust Company
           Wall Street Plaza            Attention: Reorganization Department

      88 Pine Street, 19th Floor
                                                 (212) 701-7636
          New York, NY 10005                    Confirm by Telephone:

 Attention: Reorganization Department             (212) 701-7624

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Registrant. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Registrant and its affiliates.

  The Registrant has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Registrant, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Notes to the Exchange Agent.

  The cash expenses of the Registrant to be incurred in connection with the Registrant's performance and completion of the Exchange Offer will be paid by the Registrant. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Registrant will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Registrant does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Registrant believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

  The Registrant has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Registrant will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Registrant's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Registrant. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

                                USE OF PROCEEDS

  The net proceeds of the Offering, after deducting offering expenses, were approximately $147,300,000 which were contributed to Adelphia subsidiaries and used to repay revolving credit facilities of such subsidiaries, all of which may be reborrowed and used for general corporate purposes of such subsidiaries. As of June 30, 1998, the average effective interest rate charged on such subsidiary credit facilities was approximately 6.65%.

  Adelphia will not receive any proceeds from the Exchange Offer.

                                CAPITALIZATION
                (DOLLARS IN THOUSANDS EXCEPT PAR VALUE AMOUNTS)

  The following table sets forth the cash and cash equivalents and capitalization of the Company as of June 30, 1998, on an actual and as adjusted basis to reflect the Offering and the Equity Offering and the application of the net proceeds therefrom. This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto included in the Form 10-K and the Form 10-Q.

                                                           JUNE 30, 1998
                                                     ---------------------------
                                                       ACTUAL    AS ADJUSTED (B)
                                                     ----------  ---------------
Cash and cash equivalents..........................  $  454,676    $  454,676
U.S. government securities--pledged................      71,535        71,535
                                                     ----------    ----------
   Total cash, cash equivalents and U.S. government
    securities--pledged............................  $  526,211    $  526,211
                                                     ==========    ==========
Long-term debt including current maturities (a):
  Subsidiary debt..................................  $1,486,225    $1,070,131
  Parent debt......................................   1,510,596     1,659,828
                                                     ----------    ----------
    Total long-term debt including current
     maturities....................................   2,996,821     2,729,959
                                                     ----------    ----------
Hyperion redeemable exchangeable preferred stock...     214,085       214,085
                                                     ----------    ----------
Redeemable exchangeable preferred stock............     148,105       148,105
                                                     ----------    ----------
Convertible preferred stock, common stock and other
 stockholders' equity (deficiency):
  8 1/8% Series C convertible preferred stock
   ($100,000 liquidation
   preference).....................................           1             1
  Class A common stock, $.01 par value, 200,000,000
   shares authorized
   and 20,043,528 shares outstanding on an Actual
   basis and 28,848,843 shares outstanding on an As
   Adjusted basis..................................         200           288
  Class B common stock, $.01 par value, 25,000,000
   shares authorized
   and 10,944,476 shares outstanding...............         109           109
  Additional paid-in capital.......................     471,078       739,784
  Accumulated deficit..............................  (1,688,817)   (1,688,817)
                                                     ----------    ----------
    Total convertible preferred stock, common stock
     and other stockholders' equity (deficiency)...  (1,217,429)     (948,635)
                                                     ----------    ----------
     Total capitalization..........................  $2,141,582    $2,143,514
                                                     ==========    ==========

--------
(a) See Note 3 to Adelphia's consolidated financial statements in the Form 10-K for a description of long-term debt of the Company and its subsidiaries. See "The Company--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Form 10-K and the Form 10-Q.
(b) Gives effect to the application of the net proceeds of approximately $147,300 from the Offering, as described in "Use of Proceeds," and approximately $269,000 from the Equity Offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

  The selected consolidated financial data as of and for each of the five years in the period ended March 31, 1998 have been derived from the audited consolidated financial statements of the Company. This data should be read in conjunction with the consolidated financial statements and related notes thereto as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Form 10-K which is incorporated herein by reference. The statement of operations data with respect to fiscal years ended March 31, 1994 and 1995, and the balance sheet data at March 31, 1994, 1995 and 1996, have been derived from audited consolidated financial statements of the Company not included in the Form 10-
K. The selected consolidated financial data as of and for the three months ended June 30, 1997 and 1998 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting of only normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for the three months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending March 31, 1999.

                                                                                   THREE MONTHS
                                                                                       ENDED
                                        YEAR ENDED MARCH 31,                         JUNE 30,
                          -----------------------------------------------------  ------------------
                            1994       1995       1996       1997       1998       1997      1998
                          ---------  ---------  ---------  ---------  ---------  --------  --------
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  $ 319,045  $ 361,505  $ 403,597  $ 472,778  $ 528,442  $122,644  $144,756
Direct operating and
 programming expense....     90,547    106,993    124,116    148,982    167,288    39,673    48,738
Selling, general and
 administrative expense.     52,801     63,487     68,357     81,763     95,731    22,259    29,111
Depreciation and
 amortization expenses..     89,402     97,602    111,031    124,066    145,041    33,733    38,559
Rate regulation charge..         --         --      5,300         --         --        --        --
                          ---------  ---------  ---------  ---------  ---------  --------  --------
Operating income .......     86,295     93,423     94,793    117,967    120,382    26,979    28,348
Other income (expense)..       (299)     1,453         --         --         --        --     1,000
Priority investment in-
 come from Olympus......     22,300     22,300     28,852     42,086     47,765    11,765    12,000
Cash interest expense--
 net....................   (171,268)  (169,830)  (183,780)  (190,965)  (209,677)  (54,879)  (54,850)
Noncash interest
 expense................     (1,680)   (14,756)   (16,288)   (41,360)   (37,430)   (6,858)   (7,895)
Equity in loss of joint
 ventures...............    (30,054)   (44,349)   (46,257)   (59,169)   (79,056)  (21,738)  (21,506)
Hyperion preferred stock
 dividends..............         --         --         --         --    (12,682)       --    (6,946)
Minority interest in
 losses of subsidiaries.         --         --         --         --         --        --     5,460
Gain on sale of
 investments............         --         --         --     12,151      2,538        --        --
                          ---------  ---------  ---------  ---------  ---------  --------  --------
Loss before income
 taxes, extraordinary
 (loss) gain
 and cumulative effect
 of change in accounting
 principle (a)..........    (94,706)  (111,759)  (122,680)  (119,290)  (168,160)  (44,731)  (44,389)
Income tax (expense)
 benefit................     (2,742)     5,475      2,786        358      5,606        70     5,614
                          ---------  ---------  ---------  ---------  ---------  --------  --------
Loss before
 extraordinary (loss)
 gain and cumulative
 effect of change
 in accounting principle
 (a)....................    (97,448)  (106,284)  (119,894)  (118,932)  (162,554)  (44,661)  (38,775)
Extraordinary (loss)
 gain on early
 retirement of debt.....      (752)         --         --    (11,710)   (11,325)    2,300    (2,604)
Cumulative effect of
 change in accounting
 for income taxes (a)...    (89,660)        --         --         --         --        --        --
                          ---------  ---------  ---------  ---------  ---------  --------  --------
Net loss................   (187,860)  (106,284)  (119,894)  (130,642)  (173,879)  (42,361)  (41,379)
Dividend requirements
 applicable to preferred
 stock..................         --         --         --         --    (18,850)       --    (6,906)
                          ---------  ---------  ---------  ---------  ---------  --------  --------
Net loss applicable to
 common stockholders....  $(187,860) $(106,284) $(119,894) $(130,642) $(192,729) $(42,361) $(48,285)
                          =========  =========  =========  =========  =========  ========  ========
Basic and diluted loss
 per weighted average
 share of common stock
 before extraordinary
 (loss) gain
 and cumulative effect
 of change in accounting
 principle (a)..........  $   (5.66) $   (4.32) $   (4.56) $   (4.50) $   (6.07) $  (1.62) $  (1.48)
Basic and diluted net
 loss per weighted
 average share of common
 stock..................     (10.91)     (4.32)     (4.56)     (4.94)     (6.45)    (1.54)    (1.56)
Cash dividends declared
 per common share.......         --         --         --         --         --        --        --
Weighted average shares
 of common stock
 outstanding (in
 thousands).............     17,221     24,628     26,305     26,411     29,875    27,468    30,988
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (b)..........         --         --         --         --         --        --        --

--------
(footnotes included on next page)

  As more fully described in the Form 10-K which is incorporated herein by reference, Adelphia operates primarily in two lines of business within the telecommunications industry: cable television (Adelphia, excluding Hyperion) and competitive local exchange carrier telephony (Hyperion). The balance sheet data and other data as of and for each of the five years ended March 31, 1998 of Hyperion have been derived from audited consolidated financial statements of Hyperion not included herein.

                                                   MARCH 31,                                    JUNE 30,
                           -------------------------------------------------------------  ----------------------
                              1994         1995         1996         1997        1998        1997        1998
                           -----------  -----------  -----------  ----------  ----------  ----------  ----------
 BALANCE SHEET DATA:
 Adelphia Consolidated
  Total assets...........  $ 1,073,846  $ 1,267,291  $ 1,367,579  $1,643,826  $2,304,671  $1,708,795  $2,562,963
  Total debt.............    1,793,711    2,021,610    2,175,473   2,544,039   2,909,745   2,637,896   2,996,821
  Total debt and
   redeemable preferred
   stock.................    1,793,711    2,021,610    2,175,473   2,544,039   3,265,011   2,637,896   3,359,011
  Investments (c)........       24,416       50,426       74,961     130,005     150,787     156,161     160,313
  Convertible preferred
   stock, common stock
   and other
   stockholders' equity
   (deficiency)..........     (918,064)  (1,011,575)  (1,128,239) (1,253,881) (1,315,865) (1,273,945) (1,217,429)
 Hyperion
  Total assets...........  $    14,765  $    23,212  $    35,269  $  174,601  $  634,893  $  169,907  $  897,385
  Total debt.............       19,968       35,541       50,855     215,675     528,776     222,251     500,177
  Total debt and
   redeemable preferred
   stock.................       19,968       35,541       50,855     215,675     735,980     222,251     714,262
  Investments (c)........        9,068       15,085       27,900      56,695      66,648      74,726      69,554
  Common stock and other
   stockholders'
   equity (deficiency)...       (6,011)     (13,703)     (27,323)    (50,254)   (118,991)    (63,493)    141,390
 Adelphia, Excluding Hyperion
  Total assets...........  $ 1,059,081  $ 1,244,079  $ 1,332,310  $1,469,225  $1,669,778  $1,538,888  $1,665,578
  Total debt.............    1,773,743    1,986,069    2,124,618   2,328,364   2,380,969   2,415,645   2,496,644
  Total debt and
   redeemable preferred
   stock.................    1,773,743    1,986,069    2,124,618   2,328,364   2,529,031   2,415,645   2,644,749
  Investments (c)........       15,348       35,341       47,061      73,310      84,139      81,435      90,759
                                                                                           THREE MONTHS ENDED
                                             YEAR ENDED MARCH 31,                               JUNE 30,
                           -------------------------------------------------------------  ----------------------
                              1994         1995         1996         1997        1998        1997        1998
                           -----------  -----------  -----------  ----------  ----------  ----------  ----------
 OTHER DATA:
 Adelphia Consolidated
 EBITDA (d)..............    $ 175,697    $ 191,025    $ 211,124   $ 242,033   $ 265,423  $   60,712  $   66,907
 Capital expenditures....       75,894       92,082      100,089     129,609     183,586      43,534      74,255
 Cash paid for
  acquisitions...........       21,681       70,256       60,804     143,412     146,546      29,509      22,769
 Hyperion
 Revenues................    $     417    $   1,729    $   3,322   $   5,088   $  13,510  $    1,520  $    7,635
 Operating expenses (e)..        2,375        3,906        5,774      10,212      22,118       3,560      13,421
 Depreciation and
  amortization expense...          189          463        1,184       3,945      11,477       1,372       6,120
 EBITDA (d)..............       (1,958)      (2,177)      (2,452)     (5,124)     (8,608)     (2,040)     (5,786)
 Interest expense--net...       (2,147)      (3,282)      (5,889)    (22,401)    (36,030)     (7,314)     (7,645)
 Preferred stock
  dividends..............           --           --           --          --     (12,682)         --      (6,946)
 Capital expenditures....        3,097        2,850        6,084      36,127      68,629      18,766      43,464
 Cash paid for
  acquisitions...........           --           --           --       5,040      65,968          --          --
 Adelphia, Excluding Hyperion
 Revenues................    $ 318,628    $ 359,776    $ 400,275   $ 467,690   $ 514,932  $  121,124  $  137,121
 Operating expenses (e)..      140,973      166,574      186,699     220,533     240,901      58,372      64,428
 Depreciation and
  amortization expense...       89,213       97,139      109,847     120,121     133,564      32,361      32,439
 EBITDA (d)..............      177,655      193,202      213,576     247,157     274,031      62,752      72,693
 Interest expense--net...     (170,801)    (181,304)    (194,179)   (209,924)   (211,077)    (54,423)    (55,100)
 Capital expenditures....       72,797       89,232       94,005      93,482     114,957      24,768      30,791
 Cash paid for
  acquisitions...........       21,681       70,256       60,804     138,372      80,578      29,509      22,769

--------
(a) "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle for the Company. Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS No. 109 resulted in the cumulative recognition of an additional liability by the Company of $89,660.
(b) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends; (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense. For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, and the three-month periods ended June 30, 1997 and 1998, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $65,997, $69,146, $78,189, $61,848, $113,941, $23,340 and $38,757, respectively. On a pro forma basis, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $126,006 and $34,964 for the year ended March 31, 1998 and the three months ended June 30, 1998, respectively.
(c) Represents total investments before cumulative equity in net losses.
(d) EBITDA presented above is defined as operating income plus depreciation and amortization and rate regulation charge. EBITDA and other similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(e) Amount excludes depreciation and amortization expenses.

                           DESCRIPTION OF THE NOTES

GENERAL

  The New Notes, like the Old Notes, will be issued pursuant to the Indenture, dated July 2, 1998 (the "Indenture"), among the Company and Bank of Montreal Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the New Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes or affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture and Registration Rights Agreement is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." As used in this section, the term "Company" refers only to Adelphia Communications Corporation and not to its subsidiaries.

  As of the date of this Prospectus, $150,000,000 principal amount of the Old Notes was outstanding.

  The Indenture authorizes the issuance of up to $300,000,000 in aggregate principal amount of the Notes. The Notes are general senior unsecured obligations of Adelphia and are effectively subordinate in right of payment to the liabilities of Adelphia's subsidiaries. See "Subordination to Subsidiary Debt" and "Certain Definitions" below.

  The Notes will mature on July 15, 2003. Adelphia will pay interest on the Notes on July 15 and January 15 of each year, commencing January 15, 1999, to the persons who are registered holders at the close of business on the July 1 and January 1 immediately preceding the interest payment date. The Notes will not be redeemable prior to the maturity date.

  The Notes will be issued only in fully registered form without coupons and will be issued in denominations of $1,000 and integral multiples thereof.

  The Indenture and the existing indentures under which the Notes and Adelphia's Public Debt were issued contain covenants which may afford holders of Adelphia's Public Debt certain protections regarding leverage and the incurrence of indebtedness. These include covenants which limit the amount of additional indebtedness that may be incurred by Adelphia and its subsidiaries, which restrict mergers and consolidations by Adelphia unless after giving effect to the transaction the consolidated fixed charge ratio of the surviving entity satisfies certain compliance tests, and which require such Notes and Adelphia's Public Debt to be secured equally and ratably with other indebtedness in certain circumstances where Adelphia creates or assumes liens on its property or assets in connection therewith. See "Covenants" below.

  The Unrestricted Subsidiaries of Adelphia include Hyperion, Global Cablevision, Inc. and Orchard Park Cablevision, Inc., their respective subsidiaries, and certain other subsidiaries.

  The Notes are not redeemable and there is no mandatory redemption or sinking fund prior to maturity.

RANKING

  The New Notes will be senior unsecured indebtedness of Adelphia, will rank pari passu in right of payment with other unsubordinated indebtedness of Adelphia and senior in right of payment to all future subordinated indebtedness of Adelphia. The operations of Adelphia are conducted through its subsidiaries and, therefore, Adelphia is dependent on the earnings and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the New Notes. Because the assets of its subsidiaries constitute substantially all of the assets of Adelphia, and because the subsidiaries will not guarantee the payment of principal of and interest on the New Notes, the claims of holders of the New Notes effectively will be subordinated to the claims of creditors of such entities. As of June 30, 1998 on an as adjusted basis, after giving effect to the Offering and the Equity Offering, and to the application of the net proceeds therefrom, the New Notes would have been effectively subordinated to $1.3 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries. As of June 30, 1998, the total indebtedness of Adelphia's subsidiaries to banks and institutions, on a consolidated basis, aggregated $3.0 billion. See "Risk Factors--Holding Company Structure; Restrictive Covenants."

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Adelphia and the Initial Purchaser entered into the Registration Rights Agreement on July 2, 1998 (the "Closing Date"). Pursuant to the Registration Rights Agreement, Adelphia has agreed to use its reasonable efforts to file with the Commission on or prior to 90 days after the Closing Date the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Adelphia will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) Adelphia is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any Holder of Transfer Restricted Securities notifies Adelphia on or prior to the 20th Business Day following consummation of the Exchange Offer that it (a) is prohibited by law or Commission policy from participating in the Exchange Offer or (b) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) any holder of Transfer Restricted Securities is a broker-dealer and holds Notes acquired directly from Adelphia or an affiliate of Adelphia, and shall so notify Adelphia, Adelphia will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Adelphia will use its best efforts to cause the applicable registration statement to be declared effective by the Commission within the applicable time period. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, at any time after Consummation (as defined in the Registration Rights Agreement) of the Exchange Offer, Adelphia may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of Adelphia determines in good faith that such action is in the best interests of Adelphia, and Adelphia notifies the Holders within a certain period of time after the Board of Directors of Adelphia makes such determination or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

  The Registration Rights Agreement provides that (i) Adelphia will use its reasonable efforts to file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii)

Adelphia will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Closing Date (which 180-day period shall be extended for a number of days equal to the number of Business Days, if any, that the Commission is officially closed during such period), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Adelphia will commence the Exchange Offer and use its best efforts to issue on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Adelphia will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such filing obligation arises. If (a) Adelphia fails to file either of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) either of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Adelphia fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) subject to the last sentence of the preceding paragraph, the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective, but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is a "Registration Default"), then, subject to the last sentence of the preceding paragraph, Adelphia will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum on the principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2.0% per annum on the principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by Adelphia in cash on each Damages Payment Date to the Global Note Holder (and any holder of Certificated Securities who has given wire-transfer instructions to Adelphia at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of the Old Notes will be required to make certain representations to Adelphia (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to Adelphia.

  Except as described below under "--Modification of Indenture," the Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and repurchase offers, and for purposes of this "Description of the Notes" (except under this caption, "--Registration Rights; Liquidated Damages"), all reference herein to "Notes" shall be deemed to refer collectively to the Old Notes and any New Notes, unless the context otherwise requires.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Adelphia, (ii) which beneficially owns or holds 10% or more of any class of the voting Capital Stock of Adelphia, or (iii) of which 10% or more of the voting Capital Stock is beneficially owned or held by Adelphia, a Restricted Subsidiary or an Unrestricted Subsidiary of Adelphia. Without limitation, an Affiliate also includes any director or executive officer of Adelphia. As used herein, "Affiliate" shall not include a Restricted Subsidiary.

  "Aggregate Excess Restricted Investments" means for any fiscal quarter the aggregate of Excess Restricted Investments with respect to the Restricted Investments in all of the Unrestricted Subsidiaries and Affiliates of Adelphia.

  "Allowable Securities" means (i) cash equivalents, (ii) common or preferred Capital Stock in a Person which (x) has Investment Grade Senior Debt or (y) whose ratio of Indebtedness plus Preferred Stock to Annualized Pro Forma EBITDA is less than 7.75:1, or (iii) debt securities issued by a Person which
(x) has Investment Grade Senior Debt or (y) whose Leverage Ratio is less than 7.75:1, provided that the securities in (ii)(y) and (iii)(y) above shall only be deemed to be Allowable Securities if the principal business of the Person is owning and operating cable television systems.

  "Annualized Pro Forma EBITDA" means, with respect to any Person, (i) such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four, minus (ii) in the case of Adelphia only, Adelphia's Aggregate Excess Restricted Investments for such fiscal quarter.

  "Asset Sale" means the sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of Adelphia or of any Restricted Subsidiary, or (c) all or substantially all of the assets of a Company System or part thereof serving at least 5,000 basic subscribers, a division, line of business or comparable business segment of Adelphia or any Restricted Subsidiary.

  "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

  "Capital Stock Sale Proceeds" means the aggregate net sale proceeds (including the fair market value of property, other than cash, as determined by an independent appraisal firm) received by Adelphia from the issue or sale (other than to a Subsidiary) by Adelphia of any class of its Capital Stock on or after January 1, 1993 (including Capital Stock of Adelphia issued after January 1, 1993 upon conversion of or in exchange for other securities of Adelphia).

  "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

  "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Rigas Family and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia and (b) the Rigas Family, together with its Affiliates, is not at such time the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting Capital Stock of Adelphia, or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Adelphia's Board of Directors (together with any new directors whose election by Adelphia's Board of Directors or whose nomination for election by Adelphia's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Rigas Family and its Affiliates at a time when they had the right or ability by voting right, contract or otherwise to elect or designate for election a majority of Adelphia's Board of Directors) cease for any reason to constitute a majority of the directors then in office.

  "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

  "Consolidated Fixed Charge Ratio" means, for any Person, for any period, the ratio of (i) Annualized Pro Forma EBITDA to (ii) Consolidated Interest Expense for such period multiplied by four.

  "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends and the interest component of rentals in respect of any Capitalized Lease Obligation paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

  "Cumulative Credit" means the sum of (i) Capital Stock Sale Proceeds plus
(ii) cumulative EBITDA of Adelphia from and after January 1, 1993 to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

  "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by Adelphia from January 1, 1993 to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with generally accepted accounting principles.

  "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) consolidated net income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing consolidated net income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing consolidated net income for such period, minus (B) all non-cash items increasing consolidated net income for such period, all for such Person and its Subsidiaries determined in accordance with generally accepted accounting principles consistently applied, except that with respect to Adelphia each of the foregoing items shall be determined on a consolidated basis with respect to Adelphia and its Restricted Subsidiaries only.

  "Excess Restricted Investment" means, with respect to any particular Unrestricted Subsidiary or Affiliate of Adelphia for a fiscal quarter, the lesser of the amounts described in the following clauses (i) and (ii), or, if such amounts are equal, such amount:

  (i) the aggregate amount of any Restricted Investments (other than the Initial Investment) made by Adelphia or any Restricted Subsidiary with respect to such Unrestricted Subsidiary or Affiliate and during the twelve-month period ending on the last day of such fiscal quarter;

  (ii) cash income received during such quarter by Adelphia with respect to its Restricted Investments in such Unrestricted Subsidiary or Affiliate multiplied by four;

and provided that cash income from a particular Restricted Investment shall be included only (x) if cash income has been received by Adelphia with respect to such Restricted Investment during each of the previous two fiscal quarters, or
(y) if the cash income derived from such Restricted Investment is attributable to Allowable Securities.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Indebtedness" is defined to mean (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) in the case of Adelphia, Preferred Stock of its Restricted Subsidiaries and (v) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

  "Initial Investment" means the Restricted Investment in a Person made by Adelphia or a Restricted Subsidiary that first results in such Person becoming an Unrestricted Subsidiary or Affiliate of Adelphia, except that in the case of Olympus, "Initial Investment" shall mean any Restricted Investment made in Olympus since February 22, 1994, but only to the extent that such Restricted Investment when aggregated with the other Restricted Investments made in Olympus since such date does not exceed $25,000,000.

  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

  "Investment Grade Senior Debt" means, with respect to any Person, Indebtedness of such Person which has been rated with an investment grade rating by Moody's or Standard & Poor's.

  "Leverage Ratio" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of Adelphia, its Restricted Subsidiaries) divided by (ii) the Annualized Pro Forma EBITDA of such Person.

  "Lien" means with respect to any property or assets of Adelphia (it being understood that for purposes of this definition property or assets of Adelphia do not include property or assets of any Subsidiary of Adelphia) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sale, or other title retention agreement having substantially the same economic effect as any of the foregoing) except for (i) liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being contested in good faith and by appropriate proceedings; (iii) other liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; or (v) liens arising upon entry of a confession of judgment in Pennsylvania courts in connection with borrowings not in excess of $1,000,000 in aggregate.

  "Permitted Investments" means, for any Person, Restricted Investments made on or after February 22, 1994 consisting of (i) advances for less than one year issued in the ordinary course of business for working capital purposes or for the purchase of property, plant and equipment in an amount not to exceed $5,000,000 in the aggregate outstanding, (ii) with respect to a Restricted Investment in Olympus, $25,000,000 plus the aggregate amount of cash income received by Adelphia from Olympus, minus the aggregate amount of all Restricted Investments made since February 22, 1994, with respect to Olympus,
(iii) $20,000,000 plus the cash proceeds from the sale or redemption of, or income from, any Restricted Investments made on or after January 1, 1993, minus the aggregate amount of all Restricted Investments (excluding Restricted Investments made with respect to Olympus) since January 1, 1993, (iv) non-cash Restricted Investments made with the non-cash proceeds from the sale or redemption of, or income from, any Restricted Investments, or (v) an amount which, at the time of such Restricted Investment, does not exceed the amount of Restricted Payments that could then be made by Adelphia and its Restricted Subsidiaries under the covenant set forth under "Limitations on Restricted Payments"; provided further that no Restricted Investments may be made under
(ii), (iii), (iv) or (v) unless pro forma for such Restricted Investment Adelphia could incur $1 of debt under the first paragraph of the covenant set forth under "Limitation on Indebtedness."

  "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement, (ii) in the case of Indebtedness of Adelphia, the average life and the date such Indebtedness is scheduled to mature is not shortened and
(iii) in the case of Indebtedness of Adelphia, the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced.

  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to Adelphia, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of Adelphia.

  "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of Adelphia to effect a Change of Control.

  "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by Adelphia to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by Moody's or Standard & Poor's): (a) in the event the Notes are rated by either Moody's or Standard & Poor's on the Rating Date as Investment Grade Senior Debt, the rating of the Notes by both Moody's and Standard & Poor's Corporation shall be below Investment Grade Senior Debt; or (b) in the event the Notes are rated below Investment Grade Senior Debt by both Moody's and Standard & Poor's on the Rating Date, the rating of the Notes by either Moody's or Standard and Poor's shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

  "Redeemable Dividend" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

  "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder at any time prior to the maturity of the Notes.

  "Restricted Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate of Adelphia.

  "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities), on or with respect to any shares of Capital Stock of Adelphia or Capital Stock of any Subsidiary which is consolidated with Adelphia in accordance with generally accepted accounting principles consistently applied, except for any dividend or distribution which is made solely to Adelphia or another Subsidiary or dividends or distributions payable solely in shares of Common Stock of Adelphia, or (ii) any redemption, repurchase, retirement or other direct or indirect acquisition of (a) Indebtedness of Adelphia which is subordinate in right of payment to the Notes, except by exchange for or out of the proceeds of the substantially concurrent issuance of Permitted Refinancing Indebtedness or from the proceeds of a sale of Capital Stock by Adelphia or (b) shares of Capital Stock of Adelphia or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock of Adelphia or any securities exchangeable for or convertible into any such shares, other than options issued or shares purchased or granted under Adelphia's Stock Option Plan of 1986 or Adelphia's Restricted Stock Bonus Plan, from any employee of Adelphia or any of its Subsidiaries who, together with any Person that, directly or indirectly, controls (other than by virtue of being directly or indirectly the employer of such employee), is controlled by or is under common control with such employee, owns less than 1% of the outstanding Capital Stock of Adelphia, except for the purchase, redemption, retirement or other acquisition of any shares of Adelphia's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock other than any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to July 15, 2003.

  "Restricted Subsidiary" means (a) any Subsidiary of Adelphia, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur

Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture.

  "Rigas Family" means collectively John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of Adelphia's Capital Stock beneficially owned by any of the foregoing have been transferred.

  "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

  "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of Adelphia which is classified after the date of the Indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia and (c) any subsidiary which as of the date of the Indenture has been declared an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; provided that a Subsidiary organized or acquired after the date of the Indenture may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, any investment by Adelphia and its Restricted Subsidiaries in such Subsidiary made at the time of the organization or acquisition of such Subsidiary would be a Restricted Investment permissible under the Indenture. The Trustee shall be given prompt notice by Adelphia of each resolution adopted by its Board of Directors under this provision, together with a copy of each such resolution adopted.

SUBORDINATION TO SUBSIDIARY DEBT

  All liabilities of Adelphia's subsidiaries will be effectively senior in right of payment to the Notes. As of June 30, 1998, the total indebtedness of such subsidiaries to banks and institutions, on a consolidated basis, aggregated approximately $1.5 billion. See "Risk Factors--Holding Company Structure; Restrictive Covenants."

COVENANTS

  The Indenture contains, among others, the following covenants. Except as otherwise specified, all of the covenants described below appear in the Indenture.

  Limitation on Indebtedness. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an "incurrence"), any Indebtedness (other than the $150,000,000 of Notes originally issued under the Indenture) unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than the product of the Annualized Pro Forma EBITDA for the latest fiscal quarter preceding such incurrence for which financial statements are available, multiplied by 8.75.

  Notwithstanding the above, the Indenture does not limit the incurrence of Indebtedness which is incurred by Adelphia or its Restricted Subsidiaries for working capital purposes or capital expenditures with respect to plant, property and equipment of Adelphia and its Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000. Further, the Indenture will not limit Permitted Refinancing Indebtedness, subject to the provisions of the covenant set forth under "Limitation on Restricted Payments."

  Limitation on Restricted Payments. The Indenture provides that, so long as any of the Notes remain outstanding, Adelphia shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment (as defined above) if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment, or (b) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after January 1, 1993 (the amount of any Restricted Payment, if other than cash, to be based upon fair market value as determined in good faith by Adelphia's Board of Directors whose determination shall be conclusive) would exceed an amount equal to the greater of (i) the sum of $5,000,000 or (ii) the difference between (a) the Cumulative Credit (as defined above) and (b) the sum of the aggregate amount of all Restricted Payments, and all Permitted Investments made pursuant to clause (v) of the definition of "Permitted Investments," made on or after January 1, 1993 plus
1.2 times Cumulative Interest Expense (as defined above).

  Mergers and Consolidations. The Indenture provides that Adelphia may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) Adelphia shall be the continuing Person, or the Person (if other than Adelphia) formed by such consolidation or into which Adelphia is merged or to which the properties and assets of Adelphia are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Adelphia under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis for the most recent quarter, the pro forma Consolidated Fixed Charge Ratio of the surviving entity shall be at least 1:1; provided that, if the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction is within the range set forth in Column A below, then the pro forma Consolidated Fixed Charge Ratio of the surviving entity after giving effect to such transaction shall be at least equal to the greater of the percentage of the Consolidated Fixed Charge Ratio of Adelphia for the most recent quarter preceding such transaction set forth in Column B or the ratio set forth in Column C below:

               A                                 B                                           C
             -----                             -----                                       ------
      1.1111:1 to 1.4999:1                      90%                                        1.00:1
         1.5 and higher                         80%                                        1.35:1

and provided, further, that if the pro forma Consolidated Fixed Charge Ratio of the surviving entity is 2:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such proviso.

  In connection with any consolidation, merger or transfer contemplated by this provision, Adelphia shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

  Limitations on Investment in Affiliates and Unrestricted Subsidiaries. After the date of the Indenture, Adelphia may not, nor will Adelphia allow any Restricted Subsidiary to, make a Restricted Investment other than by way of Permitted Investments unless pro forma for such Restricted Investment the Leverage Ratio of Adelphia does not exceed 7.75:1.

  Covenant to Secure Notes Equally. The Indenture provides that except for Liens created or assumed by Adelphia in connection with the acquisition of real property or equipment to be used by Adelphia in the operation of its business which do not secure Indebtedness in excess of the purchase price of such real property or equipment, Adelphia covenants that, if it shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, it will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness of Adelphia secured by such Lien, as long as any such other Indebtedness of Adelphia shall be so secured. The restriction imposed by this covenant shall not apply with respect to a Lien, including a pledge of Capital Stock of a Subsidiary or an Affiliate, to secure Indebtedness which is an obligation of such Subsidiary or Affiliate and not an obligation of Adelphia.

  Limitation on Transactions with Affiliates. The Indenture provides that Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction with any Affiliate upon terms which would be any less favorable than those obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a person which is not an Affiliate. The Indenture will provide that Adelphia will not, and will not permit any Restricted Subsidiary to, engage in any transaction (or series of related transactions) involving in the aggregate $1,000,000 or more with any Affiliate except for (i) the making of any Restricted Payment, (ii) any transaction or series of transactions between Adelphia and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the equity interest in any of its Restricted Subsidiaries is owned by an Affiliate), and (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Adelphia or any of its Restricted Subsidiaries, so long as the Board of Directors of Adelphia in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and provided further that for any Asset Sale, or a sale, transfer or other disposition (other than to Adelphia or any of its Restricted Subsidiaries) of an interest in a Restricted Investment, involving an amount greater than $25,000,000, such Asset Sale or transfer of interest in a Restricted Investment is for fair value as determined by an opinion of a nationally recognized investment banking firm filed with the Trustee. Notwithstanding the foregoing, the Indenture provides that such provision will not prohibit any such transaction which is determined by the independent members of the Board of Directors of Adelphia, in their reasonable, good faith judgment (as evidenced by a Board Resolution filed with the Trustee) to be (a) in the best interests of Adelphia or such Restricted Subsidiary, and (b) upon terms which would be obtainable by Adelphia or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate.

  Limitation on Sale of Assets. The Indenture provides that neither Adelphia nor a Restricted Subsidiary shall sell an asset (including Capital Stock of Restricted Subsidiaries) or reclassify a Restricted Subsidiary existing on the date of the Indenture as an Unrestricted Subsidiary (a "Reclassification") unless (a) in the case of an asset sale, (i) at least 75% of the net proceeds received by Adelphia or such Restricted Subsidiary is in cash, cash equivalents or common or preferred Capital Stock or debt securities issued by a Person which has Investment Grade Senior Debt, and (ii) cash proceeds from the asset sale are used to reduce debt and such debt reduction results in Adelphia's Leverage Ratio being lower pro forma after such asset sale than prior to such asset sale, or (b) in the case of an asset sale or Reclassification, pro forma for such asset sale or Reclassification the Indebtedness of Adelphia and its Restricted Subsidiaries, on a consolidated basis, shall not be more than 7.75 multiplied by Annualized Pro Forma EBITDA, provided that in no case under either clause (a) or (b) shall Adelphia undertake an asset sale or Reclassification, if pro forma for such an asset sale or Reclassification Adelphia and its Restricted Subsidiaries would be the owners of fewer than 75% of the cable systems (measured on the basis of basic subscribers as of February 22, 1994) owned by Adelphia and its Restricted Subsidiaries as of February 22, 1994, provided however, that Adelphia and its Restricted Subsidiaries may sell additional assets of up to 10% of assets held as of February 22, 1994 if the consideration received from such sale is (i) cash which is used within 12 months to purchase additional systems of equivalent value or (ii) other cable systems of equivalent value.

  Change of Control Offer. Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia shall notify the Trustee in writing of such proposed occurrence or occurrence, as the case may be, and shall make an offer to purchase (the "Change of

Control Offer") the Notes at a purchase price equal to 100% of the principal amount thereof plus any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

  Within 50 days of (i) the proposed occurrence of a Change of Control or (ii) the occurrence of a Change of Control Triggering Event, Adelphia also shall
(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at his address appearing in the register of the Notes maintained by the Registrar, a notice stating:

  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, provided that a Change of Control Triggering Event has occurred and otherwise subject to the terms and conditions set forth herein;

  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 50 days from the date such notice is mailed and no later than 15 days after the date of the corresponding Change of Control Triggering Event) (the "Change of Control Payment Date");

  (3) that any Note not tendered will continue to accrue interest;

  (4) that, unless Adelphia defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

  (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

  (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

  (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; and

  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

  Notwithstanding any other provision of this covenant, in the case of a notice of a Change of Control Offer that is being furnished by Adelphia with respect to a proposed Change of Control that has not yet actually occurred, the Company may specify in such notice that holders of the Notes shall be required to notify Adelphia, by a date not later than the date (the "Proposed Change of Control Response Date") which is 30 days from the date of such notice, as to whether such holders will tender their Notes for payment pursuant to the Change of Control Offer and to notify Adelphia of the principal amount of such Notes to be so tendered (with the failure of any holder to so notify Adelphia within such 30-day period to be deemed an election of such holder not to accept such Change of Control Offer). In such event, Adelphia shall have the option, to be exercised by a subsequent written notice to be sent, no later than 15 days after the Proposed Change of Control Response Date, to the same Persons to whom the original notice of the Change of Control Offer was sent, to cancel or otherwise effect the termination of the proposed Change of Control and to rescind the related Change of Control Offer, in which case the then outstanding Change of Control Offer shall be deemed to be null and void and of no further effect.

  On the Change of Control Payment Date, Adelphia shall (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer,
(b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to Adelphia. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

  There shall be no purchase of any Notes pursuant to this covenant if there has occurred (prior to, on or after, as the case may be, the tender of such Notes pursuant to the Change of Control Offer, by the holders of such Notes) and is continuing an Event of Default. The Paying Agent will promptly return to the respective holders thereof any Notes (a) the tender of which has been withdrawn in compliance with the Indenture or (b) held by it during the continuance of an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to such Notes).

  Because a "Change of Control" for purposes of this covenant is defined in terms of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act) of voting power, there may be circumstances in which the Rigas Family could beneficially own (for purposes of Rule 13d-3) more than 35% of the outstanding voting Capital Stock of Adelphia through options, warrants or other purchase rights while directly holding 35% or less of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors, without a Change of Control Triggering Event occurring. Further, a change in the composition of the Board of Directors of Adelphia could occur without the occurrence of a Change of Control Triggering Event if either the election or the nomination of the new directors was approved by two-thirds of the continuing directors or by the Rigas Family and its Affiliates. See "Certain Definitions--Change of Control."

  The indentures for the 8 3/8% Notes, 9 1/4% Notes, the 9 7/8% Notes, the
10 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures, which together represent outstanding indebtedness in the aggregate principal amount of approximately $1,510,596,000 as of June 30, 1998, provide that Adelphia must make an offer to purchase such Notes and Debentures, respectively, at a purchase price equal to 100% of the principal amount thereof, plus any accrued but unpaid interest thereon, in the event of circumstances identical to those which trigger a Change of Control Offer under this covenant. In addition, the credit agreements of Adelphia's subsidiaries generally contain provisions under which circumstances that would trigger a Change of Control Offer under this covenant would constitute an event of default under such credit agreements. In the event that Adelphia is required to purchase the 8 3/8% Notes, 9 1/4% Notes, the 9 7/8% Notes, the 10 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, 11 7/8% Debentures, 9 7/8% Debentures and the Notes in accordance with such provisions, and the indebtedness under such subsidiary credit agreements were to be accelerated, the source of funds for such purchases or payments will be Adelphia's available cash, cash generated from Adelphia's operating activities, and other sources including borrowings, asset sales or equity sales. There can be no assurance that sufficient funds would be available to make any required repurchases under the Indenture and under the indentures for the 8 3/8% Notes, 9 1/4% Notes, the 9 7/8% Notes, the 10 1/2% Notes, the 10 1/4% Notes, the
9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures or any such required payments under such credit agreements. Although in the past Adelphia has been able to both refinance its indebtedness or obtain new financing, there can be no assurance that Adelphia would be able to do so under such circumstances or that, if Adelphia were able to do so, the terms would be favorable to Adelphia. In the event that Adelphia is required to make a Change of Control Offer, Adelphia will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":
(i) default in payment of any principal of the Notes; (ii) default for 30 days in payment of any interest on the Notes; (iii) default by Adelphia in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;
(iv) failure to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of Adelphia or any Restricted Subsidiary or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within ten days after written notice as provided in the Indenture; (v) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Adelphia or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or (vi) certain events involving bankruptcy, insolvency or reorganization of Adelphia or any Restricted Subsidiary with liabilities of greater than $10,000,000 under generally accepted accounting principles as of the date of such bankruptcy, insolvency or reorganization. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

  The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Notes.

  The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

  No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides Adelphia may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and interest on the Notes, on the scheduled due dates therefor in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, Adelphia has delivered to the Trustee an Opinion of Counsel

(as specified in the Indenture) to the effect that the holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling of the Internal Revenue Service concerning the Notes or a ruling of general effect published by the Internal Revenue Service.

MODIFICATION OF INDENTURE

  From time to time, Adelphia and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting Adelphia and the Trustee, with the consent of holders of at least one-half in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or provide for the redemption of the Notes prior to maturity, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, or (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

REPORTS TO HOLDERS

  So long as Adelphia is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if Adelphia is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission (at such time as it would be required to file such reports under the Exchange Act) and to the Trustee and the holders of the Notes (within 15 days thereafter as required by the Indenture) as if it were subject to such periodic reporting requirements.

COMPLIANCE CERTIFICATE

  Adelphia will deliver to the Trustee on or before 105 days after the end of its fiscal year and on or before 50 days after the end of its second fiscal quarter in each year an Officer's Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

  Bank of Montreal Trust Company is the Trustee under the Indenture and has been appointed by Adelphia as Registrar and Paying Agent with regard to the Notes. Bank of Montreal Trust Company also serves as Registrar and Paying
Agent and Trustee under the indentures with respect to the 8 3/8% Notes, 9 1/4% Notes, the 9 7/8% Notes, the 10 1/2% Notes, the 10 1/4% Notes, the 9 1/2% Notes, the 11 7/8% Debentures and the 9 7/8% Debentures. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

BOOK-ENTRY, DELIVERY AND FORM

  The Notes were initially offered and sold to qualified institutional buyers in reliance on Rule 144A. Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples thereof.

  The New Notes initially will be represented by one or more Notes, in registered, global form without interest coupons (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

  The Old Notes (including beneficial interests in the Global Note) are subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  DEPOSITORY PROCEDURES

  DTC has advised Adelphia that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised Adelphia that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

  Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes", "--Exchange of Certificated Notes for Book-Entry Notes."

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Adelphia and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Adelphia, the Trustee nor any agent of Adelphia or the Trustee has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised Adelphia that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Adelphia. Neither Adelphia nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Adelphia and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "--Same-Day Settlement and Payment."

  Subject to the transfer restrictions on the Old Notes, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  DTC has advised Adelphia that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

  The information in this section concerning DTC and its book-entry systems has been obtained from sources that Adelphia believes to be reliable, but Adelphia takes no responsibility for the accuracy thereof.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Adelphia nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

  A Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (a) notifies Adelphia that it is unwilling or unable to continue as depositary for the Global Note and Adelphia thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) Adelphia, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend, unless Adelphia determines otherwise in compliance with applicable law.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note custodian. With respect to Notes issued in definitive form, Adelphia will make all payments of principal, premium, interest and Liquidated Damages, if any, by mailing a check to each such Holder's registered address, provided that all payments with respect to Notes have an aggregate principal amount of $1,000 or more, the Holders of which have given wire transfer instructions to Adelphia at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. See "General." The Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Adelphia expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of the Old Notes for the New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The following discussion assumes that holders hold the Old Notes and the New Notes as capital assets within the meaning of Section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Old Notes for the New Notes or that any such position would not be sustained.

  The tax treatment of a holder may vary depending on his or its particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign entities and individuals, persons holding Old Notes or New Notes as a part of a hedging or conversion transaction or a straddle and holders whose "functional currency" is not the U.S. dollar, or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.

  EACH HOLDER SHOULD CONSULT HIS OR ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE

  The exchange of the New Notes for Old Notes pursuant to the Exchange Offer will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent exchange of New Notes, a holder's basis in the New Notes will be the same as a holder's basis in the Old Notes exchanged therefor. Holders will be considered to have held the New Notes from the time of their original acquisition of the Old Notes. As used herein, the term "Senior Note" refers to both an Old Note and a New Note received in exchange therefor.

INTEREST ON THE NEW NOTES

  A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues. A cash basis holder must include interest in income when cash payments are received by (or made available to) such holder.

MARKET DISCOUNT

  If a holder acquired an Old Note at a market discount (i.e., at a price less than the stated redemption price at maturity of the Old Note), the Old Note is subject to the market discount rules of the Code unless the market discount is de minimis. Market discount is de minimis if it is less than one quarter of one percent of the principal amount of the Old Note multiplied by the number of complete years to maturity after the holder acquired the Old Note. If the holder exchanges an Old Note that has more than de minimis market discount for a New Note, the New Note also will be subject to the market discount rules of the Code. New Notes purchased by a subsequent purchaser also will be subject to the market discount rules if the New Notes are purchased with more than a de minimis amount of market discount. Notes that have more than de minimis market discount are herein referred to as "Market Discount Notes."

  Any gain recognized on the maturity, sale or other disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Market Discount Note. The amount of market discount treated as having accrued will be determined either
(i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the New Note was held by the Holder and the denominator of which is the total number of days after the date such Holder acquired the New Note up to and including the date of its maturity, or (ii) if the Holder so elects, on a constant interest rate method.

  A Holder may elect to include market discount in income currently over the life of the Market Discount Note. Such an election shall apply to all debt instruments with market discount acquired by the holder on or after the first day of the first taxable year to which the election applies and all subsequent taxable years. This election may not be revoked without the consent of the IRS. Market discount will accrue on a ratable inclusion basis unless the holder elects to accrue market discount on a constant yield to maturity basis. Such an election shall apply only to the Market Discount Note with respect to which it is made and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the New Note in the hands of the holder will be increased by the market discount thereon as it is included in income. A holder who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to a Market Discount
Note in an amount not exceeding the accrued market discount on the Market Discount Note until the maturity or disposition of the Market Discount Note.

AMORTIZABLE BOND PREMIUM

  A holder that purchased an Old Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Old Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Old
Note) to such year. If a holder made an election to amortize bond premium with respect to an Old Note and exchanges the Old Note for a New Note pursuant to the Exchange Offer, the election will apply to the New Note. A holder who exchanges an Old Note for which an election has not been made for a New Note, and a subsequent purchaser of a New Note, may also elect to amortize bond premium if the holder acquired the Note for an amount in excess of its principal amount. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS.

DISPOSITION OF THE NOTES

  Subject to the market discount rules discussed above, a holder of Senior Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of such securities equal to the difference between (i) the amount of cash and the fair market value of the property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's adjusted tax basis in the securities. Gain or loss recognized will be capital gain or loss provided the Notes are held as capital assets by the holder, and will be long-term capital gain or loss if the holder has held such securities (or is treated as having held such securities) for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Holders of the Senior Notes may be subject to backup withholding at a rate of 31% with respect to interest paid on the Senior Notes unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the requirements of the backup withholding rules.

  The Company will report to the holders of the Senior Notes and the IRS the amount of any "reportable payment" for each calendar year and amount of tax withheld, if any, with respect to payments on the Senior Notes.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Expiration Date or until all participating broker-dealers have so resold.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The validity of the New Notes will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing Adelphia in the Exchange Offer own an aggregate of 2,300 shares of Adelphia's Class A Common Stock and 10,400 shares of Hyperion's Class A Common Stock.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus Communications, L.P. and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this Prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE REGISTRANT. NEI-THER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE REGISTRANT SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANY-ING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation by Reference.................................................   4
Prospectus Summary.........................................................   5
The Exchange Offer.........................................................   7
Summary Description of the Notes ..........................................   9
Risk Factors...............................................................  11
The Exchange Offer.........................................................  19
Use of Proceeds............................................................  27
Capitalization.............................................................  28
Summary Consolidated Financial Data........................................  29
Description of the Notes...................................................  31
Certain Federal Income Tax Considerations..................................  49
Plan of Distribution.......................................................  51
Legal Matters..............................................................  51
Experts....................................................................  52


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                                   ADELPHIA
                                COMMUNICATIONS
                                  CORPORATION

                         8 1/8% SERIES B SENIOR NOTES
                                   DUE 2003


                               ----------------

                                  PROSPECTUS
                               ----------------

                             OCTOBER   , 1998

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

  Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia, respectively, or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     3.01    Certificate of Incorporation of Adelphia Communications
             Corporation (Incorporated herein by reference is Exhibit 3.01 to the Registrant's Current Report on Form 8-K dated July 24, 1997.)
             (File Number 0-16014)
     3.02    Bylaws of Adelphia Communications Corporation (Incorporated herein by reference is Exhibit 3.02 to Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1994.) (File Number 0-
             16014)
     4.01    Indenture, dated as of February 26, 1997, between the Registrant and Bank of Montreal Trust Company with respect to the
             Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 4.01 to Registrant's Current Report on Form
             8-K dated May 1, 1997.) (File Number 0-16014)
     4.02    Form of Note with respect to the Registrant's 9 7/8% Senior Notes
             Due 2007 (contained in Indenture filed as Exhibit 4.01.)
     4.03    Registration Rights Agreement, dated as of February 26, 1997, between the Registrant and the Initial Purchaser with respect to the Registrant's 9 7/8% Senior Notes Due 2007 (Incorporated herein by reference is Exhibit 10.01 to Registrant's Current Report on
             Form 8-K dated May 1, 1997.) (File Number 0-16014)
     4.04    First Supplemental Indenture, dated as of May 4, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.01 to Registrant's
             Current Report on Form 8-K dated May 5, 1994.) (File Number 0-
             16014)
     4.05    Indenture, dated as of February 22, 1994, with respect to
             Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.05 to Registration
             Statement No. 33-52513 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     4.06    Indenture, dated as of July 28, 1993, with respect to Registrant's
             10 1/4% Senior Notes Due 2000 (Incorporated herein by reference is
             Exhibit 4.01 to Registrant's Quarterly Report on Form 10-Q for the
             quarter ended June 30, 1993.) (File Number 0-16014)
     4.07    Amended and Restated Indenture, dated as of May 11, 1993, with respect to Registrant's 9 7/8% Senior Debentures Due 2005
             (Incorporated herein by reference is Exhibit 4.01 to Registrant's
             Annual Report on Form 10-K for the fiscal year ended March 31,
             1993.) (File Number 0-16014)
     4.08    Indenture, dated as of September 2, 1992, with respect to the
             Registrant's 11 7/8% Senior Debentures Due 2004 (Incorporated
             herein by reference is Exhibit 4.03 to Registration Statement No.
             33-52630 on Form S-1.)
     4.09    Indenture, dated as of May 7, 1992, with respect to the
             Registrant's 12 1/2% Senior Notes Due 2002 (Incorporated herein by reference is Exhibit 4.03 to Registrant's Annual Report on Form
             10-K for the fiscal year ended March 31, 1992.) (File Number 0-
             16014)
     4.10    Indenture, dated as of April 15, 1996, between Hyperion
             Telecommunications, Inc. and Bank of Montreal Trust Company
             (Incorporated by reference is Exhibit 4.1 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)
     4.11    Form of 13% Hyperion Telecommunications, Inc. Senior Discount
             Notes (Incorporated herein by reference is Exhibit 4.3 to Hyperion
             Telecommunications, Inc.'s Registration Statement No. 333- 12619
             on Form S-1.)
     4.12    First Supplemental Indenture, dated as of September 11, 1996, between Hyperion Telecommunications, Inc. and Bank of Montreal
             Trust Company (Incorporated herein by reference is Exhibit 4.2 of
             Hyperion Telecommunications, Inc.'s Registration Statement No.
             333-12619 on Form S-1.)
     4.13    Indenture, dated as of November 12, 1996, between Olympus
             Communications, L.P., Olympus Capital Corporation and Bank of
             Montreal Trust Company (Incorporated herein by reference is
             Exhibit 10.02 to Registrant's Current Report on Form 8-K dated
             December 16, 1996.) (File Number 0-16014)
     4.14    Certificate of Designations for 13% Series A and Series B
             Cumulative Exchangeable Preferred Stock (Contained in Exhibit 3.01
             to Registrant's Current Report on Form 8-K dated July 24, 1997, which is incorporated herein by reference.) (File Number 0-16014)
     4.15    Certificate of Designations for Series C Convertible Preferred
             Stock (Contained in Exhibit 3.01 to Registrant's Current Report on
             Form 8-K dated July 24, 1997, which is incorporated herein by reference.) (File Number 0-16014)
     4.16    Indenture, dated as of July 7, 1997, with respect to the
             Registrant's 10 1/2% Senior Notes due 2004, between the Registrant and the Bank of Montreal Trust Company (Incorporated herein by reference is Exhibit 4.03 from the Registrant's Current Report on
             Form 8-K dated July 24, 1997.) (File Number 0-16014)
     4.17    Form of 10 1/2% Senior Note due 2004 (Contained in Exhibit 4.03 to
             Registrant's Current Report on Form 8-K dated July 24, 1997 which is incorporated herein by reference.) (File Number 0-16014)
     4.18    Form of Indenture, with respect to the Registrant's 13% Senior
             Subordinated Exchange Debentures due 2009, between the Registrant and the Bank of Montreal Trust Company (Contained in Exhibit 3.01
             as Annex A to Registrant's Current Report on Form 8-K dated July
             24, 1997, which is incorporated herein by reference.) (File Number
             0-16014)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     4.19    Form of Certificate for 13% Cumulative Exchangeable Preferred
             Stock (Incorporated herein by reference is Exhibit 4.06 from the
             Registrant's Current Report on Form 8-K dated July 24, 1997.)
             (File Number 0-16014)
     4.20    Form of Certificate for Series C Convertible Preferred Stock
             (Incorporated herein by reference is Exhibit 4.06 from the
             Registrant's Current Report on Form 8-K dated July 24, 1997.)
             (File Number 0-16014)
     4.21    Indenture, dated as of August 27, 1997, with respect to Hyperion
             Telecommunications, Inc. ("Hyperion") 12 1/4% Senior Secured Notes
             due 2004, between Hyperion and the Bank of Montreal Trust Company
             (Incorporated herein by reference to Exhibit 4.01 to Hyperion's
             Current Report on Form 8-K dated August 27, 1997.) (File No. 0-
             21605)
     4.22    Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.21)
     4.23    Second Supplemental Indenture, dated as of August 27, 1997, between Hyperion and the Bank of Montreal Trust Company, regarding
             Hyperion's 13% Senior Discount Notes due 2003 (Incorporated by
             reference herein to Exhibit 4.06 to Hyperion's Current Report on
             Form 8-K dated August 27, 1997.) (File No. 0-21605)
     4.25    Indenture, dated as of September 25, 1997, with respect to the
             Registrant's 9 1/4% Senior Notes due 2002, between the Registrant and the Bank of Montreal Trust Company (Incorporated herein by reference is Exhibit 4.01 from the Registrant's Current Report on
             Form 8-K, dated September 25, 1997.) (File Number 0-16014)
     4.26    Registration Rights Agreement between Adelphia Communications
             Corporation and the Initial Purchaser, dated September 25, 1997, regarding the Registrant's 9 1/4% Senior Notes due 2002
             (Incorporated herein by reference is Exhibit 4.02 from the
             Registrant's Current Report on Form 8-K, dated September 25,
             1997.) (File Number 0-16014)
     4.27    Form of 9 1/4% Senior Note due 2002 (contained in Exhibit 4.25)
     4.28    Indenture, dated as of January 21, 1998, with respect to the
             Registrant's 8 3/8% Senior Notes due 2008, between the Registrant and the Bank of Montreal Trust Company (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on
             Form 8-K dated January 21, 1998.) (File No. 0-16014)
     4.29    Registration Rights Agreement between Adelphia Communications
             Corporation and the Initial Purchaser, dated January 21, 1998, regarding the Registrant's 8 3/8% Senior Notes due 2008
             (Incorporated by reference herein is Exhibit 4.02 from the
             Registrant's Current Report on Form 8-K dated January 21, 1998.)
             (File No. 0-16014)
     4.30    Form of 8 3/8% Senior Note due 2008 (contained in Exhibit 4.28)
     4.31    Indenture, dated as of July 2, 1998, with respect to the
             Registrant's 8 1/8% Senior Notes due 2003, between the Registrant and the Bank of Montreal Trust Company (Incorporated by reference herein is Exhibit 4.01 from the Registrant's Current Report on
             Form 8-K, dated July 2, 1998.) (File No. 0-16014)
     4.32    Registration Rights Agreement between Adelphia Communications
             Corporation and the Initial Purchaser, dated July 2, 1998, regarding the Registrant's 8 1/8% Senior Notes due 2003
             (Incorporated by reference herein is Exhibit 4.02 from the
             Registrant's Current Report on Form 8-K, dated July 2, 1998.)
             (File No. 0-16014)

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
     4.33    Form of 8 1/8% Senior Note due 2003 (Incorporated by reference herein is Exhibit 4.03 from the Registrant's Current Report on
             Form 8-K, dated July 2, 1998.) (File No. 0-16014)
     5.01*   Opinion of Buchanan Ingersoll Professional Corporation
    12.01*   Computation of Ratio of Earnings to Combined Fixed Charges and
             Preferred Stock Dividends
    23.01*   Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
    23.02**  Consent of Deloitte & Touche LLP
    24.01*   Power of Attorney (appearing on signature page)
    25.01*   Form T-1 Statement of Eligibility of Trustee
    99.01*   Form of Letter of Transmittal and Notice of Guaranteed Delivery
             for Notes

--------
 *Previously filed.

**Filed herewith.

  The Registrant will furnish to the Commission upon request copies of instruments not filed herewith which authorize the issuance of long-term obligations of Registrant not in excess of 10% of the Registrant's total assets on a consolidated basis.

  (b) Financial Statement Schedules

  The following schedules are included in the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 contained herein by reference.

    Schedule I--Condensed Financial Information of the Registrant

    Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (6) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 9th day of October, 1998.

                                         ADELPHIA COMMUNICATIONS CORPORATION

                                         By:/s/ Timothy J. Rigas
                                            -----------------------------------
                                            Timothy J. Rigas
                                            Executive Vice President, Chief
                                            Accounting
                                            Officer, Chief Financial Officer
                                            and Treasurer


  Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                  DATE


/s/ *                         Chairman, President and        October 9, 1998
----------------------------  Chief Executive Officer
John Rigas

/s/ *                         Executive Vice President       October 9, 1998
----------------------------  and Director
Michael J. Rigas

/s/ Timothy J. Rigas          Executive Vice President,      October 9, 1998
----------------------------  Chief Accounting Officer,
Timothy J. Rigas              Treasurer, Chief Financial
                              Officer and Director

/s/ *                         Executive Vice President       October 9, 1998
----------------------------  and Director
James P. Rigas

/s/ *                         Senior Vice President,         October 9, 1998
----------------------------  Secretary and Director
Daniel R. Milliard

                              Director                           , 1998
----------------------------
Dennis P. Coyle

                              Director                           , 1998
----------------------------
Pete J. Metros

                              Director                           , 1998
----------------------------
Perry S. Patterson

*/s/ Timothy J. Rigas                                        October 9, 1998
----------------------------
Timothy J. Rigas, as
Attorney-in-fact


                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     3.01    Certificate of Incorporation of Adelphia Communications
             Corporation (Incorporated herein by reference is Exhibit
             3.01 to the Registrant's Current Report on Form 8-K dated
             July 24, 1997.) (File Number 0-16014)
     3.02    Bylaws of Adelphia Communications Corporation (Incorporated
             herein by reference is Exhibit 3.02 to Registrant's Annual
             Report on Form 10-K for the fiscal year ended March 31,
             1994.) (File Number 0-16014)
     4.01    Indenture, dated as of February 26, 1997, between the
             Registrant and Bank of Montreal Trust Company with respect to the Registrant's 9 7/8% Senior Notes Due 2007
             (Incorporated herein by reference is Exhibit 4.01 to
             Registrant's Current Report on Form 8-K dated May 1, 1997.)
             (File Number 0-16014)
     4.02    Form of Note with respect to the Registrant's 9 7/8% Senior
             Notes Due 2007 (contained in Indenture filed as Exhibit
             4.01.)
     4.03    Registration Rights Agreement, dated as of February 26,
             1997, between the Registrant and the Initial Purchaser with respect to the Registrant's 9 7/8% Senior Notes Due 2007
             (Incorporated herein by reference is Exhibit 10.01 to
             Registrant's Current Report on Form 8-K dated May 1, 1997.)
             (File Number 0-16014)
     4.04    First Supplemental Indenture, dated as of May 4, 1994, with respect to Registrant's 9 1/2% Senior Pay-In-Kind Notes Due
             2004 (Incorporated herein by reference is Exhibit 4.01 to
             Registrant's Current Report on Form 8-K dated May 5, 1994.)
             (File Number 0-16014)
     4.05    Indenture, dated as of February 22, 1994, with respect to
             Registrant's 9 1/2% Senior Pay-In-Kind Notes Due 2004
             (Incorporated herein by reference is Exhibit 4.05 to
             Registration Statement No. 33-52513 on Form S-4.)
     4.06    Indenture, dated as of July 28, 1993, with respect to
             Registrant's 10 1/4% Senior Notes Due 2000 (Incorporated
             herein by reference is Exhibit 4.01 to Registrant's
             Quarterly Report on Form 10-Q for the quarter ended June
             30, 1993.) (File Number 0-16014)
     4.07    Amended and Restated Indenture, dated as of May 11, 1993,
             with respect to Registrant's 9 7/8% Senior Debentures Due
             2005 (Incorporated herein by reference is Exhibit 4.01 to
             Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.) (File Number 0-16014)
     4.08    Indenture, dated as of September 2, 1992, with respect to
             the Registrant's 11 7/8% Senior Debentures Due 2004
             (Incorporated herein by reference is Exhibit 4.03 to
             Registration Statement No. 33-52630 on Form S-1.)
     4.09    Indenture, dated as of May 7, 1992, with respect to the
             Registrant's 12 1/2% Senior Notes Due 2002 (Incorporated
             herein by reference is Exhibit 4.03 to Registrant's Annual
             Report on Form 10-K for the fiscal year ended March 31,
             1992.) (File Number 0-16014)
     4.10    Indenture, dated as of April 15, 1996, between Hyperion
             Telecommunications, Inc. and Bank of Montreal Trust Company
             (Incorporated by reference is Exhibit 4.1 to Registration
             Statement No. 333-06957 on Form S-4 filed for Hyperion
             Telecommunications, Inc.)

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     4.11    Form of 13% Hyperion Telecommunications, Inc. Senior
             Discount Notes (Incorporated herein by reference is Exhibit
             4.3 to Hyperion Telecommunications, Inc.'s Registration
             Statement No. 333- 12619 on Form S-1.)
     4.12    First Supplemental Indenture, dated as of September 11,
             1996, between Hyperion Telecommunications, Inc. and Bank of
             Montreal Trust Company (Incorporated herein by reference is
             Exhibit 4.2 of Hyperion Telecommunications, Inc.'s
             Registration Statement No. 333-12619 on Form S-1.)
     4.13    Indenture, dated as of November 12, 1996, between Olympus
             Communications, L.P., Olympus Capital Corporation and Bank
             of Montreal Trust Company (Incorporated herein by reference is Exhibit 10.02 to Registrant's Current Report on Form 8-K
             dated December 16, 1996.) (File Number 0-16014)
     4.14    Certificate of Designations for 13% Series A and Series B
             Cumulative Exchangeable Preferred Stock (Contained in
             Exhibit 3.01 to Registrant's Current Report on Form 8-K
             dated July 24, 1997, which is incorporated herein by
             reference.) (File Number 0-16014)
     4.15    Certificate of Designations for Series C Convertible
             Preferred Stock (Contained in Exhibit 3.01 to Registrant's
             Current Report on Form 8-K dated July 24, 1997, which is
             incorporated herein by reference.) (File Number 0-16014)
     4.16    Indenture, dated as of July 7, 1997, with respect to the
             Registrant's 10 1/2% Senior Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company
             (Incorporated herein by reference is Exhibit 4.03 from the
             Registrant's Current Report on Form 8-K dated July 24,
             1997.) (File Number 0-16014)
     4.17    Form of 10 1/2% Senior Note due 2004 (Contained in Exhibit
             4.03 to Registrant's Current Report on Form 8-K dated July
             24, 1997 which is incorporated herein by reference.) (File
             Number 0-16014)
     4.18    Form of Indenture, with respect to the Registrant's 13%
             Senior Subordinated Exchange Debentures due 2009, between
             the Registrant and the Bank of Montreal Trust Company
             (Contained in Exhibit 3.01 as Annex A to Registrant's
             Current Report on Form 8-K dated July 24, 1997, which is
             incorporated herein by reference.) (File Number 0-16014)
     4.19    Form of Certificate for 13% Cumulative Exchangeable
             Preferred Stock (Incorporated herein by reference is
             Exhibit 4.06 from the Registrant's Current Report on Form
             8-K dated July 24, 1997.) (File Number 0-16014)
     4.20    Form of Certificate for Series C Convertible Preferred
             Stock (Incorporated herein by reference is Exhibit 4.06
             from the Registrant's Current Report on Form 8-K dated July
             24, 1997.) (File Number 0-16014)
     4.21    Indenture, dated as of August 27, 1997, with respect to
             Hyperion Telecommunications, Inc. ("Hyperion") 12 1/4%
             Senior Secured Notes due 2004, between Hyperion and the
             Bank of Montreal Trust Company (Incorporated herein by
             reference to Exhibit 4.01 to Hyperion's Current Report on
             Form 8-K dated August 27, 1997.) (File No. 0-21605)
     4.22    Form of 12 1/4% Senior Secured Note due 2004 (contained in
             Exhibit 4.21)
     4.23    Second Supplemental Indenture, dated as of August 27, 1997, between Hyperion and the Bank of Montreal Trust Company,
             regarding Hyperion's 13% Senior Discount Notes due 2003
             (Incorporated by reference herein to Exhibit 4.06 to
             Hyperion's Current Report on Form 8-K dated August 27,
             1997.) (File No. 0-21605)

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     4.25    Indenture, dated as of September 25, 1997, with respect to the Registrant's 9 1/4% Senior Notes due 2002, between the
             Registrant and the Bank of Montreal Trust Company
             (Incorporated herein by reference is Exhibit 4.01 from the
             Registrant's Current Report on Form 8-K, dated September
             25, 1997.) (File Number 0-16014)
     4.26    Registration Rights Agreement between Adelphia
             Communications Corporation and the Initial Purchaser, dated
             September 25, 1997, regarding the Registrant's 9 1/4%
             Senior Notes due 2002 (Incorporated herein by reference is
             Exhibit 4.02 from the Registrant's Current Report on Form
             8-K, dated September 25, 1997.) (File Number 0-16014)
     4.27    Form of 9 1/4% Senior Note due 2002 (contained in Exhibit
             4.25)
     4.28    Indenture, dated as of January 21, 1998, with respect to
             the Registrant's 8 3/8% Senior Notes due 2008, between the
             Registrant and the Bank of Montreal Trust Company
             (Incorporated by reference herein is Exhibit 4.01 from the
             Registrant's Current Report on Form 8-K dated January 21,
             1998.) (File No. 0-16014)
     4.29    Registration Rights Agreement between Adelphia
             Communications Corporation and the Initial Purchaser, dated
             January 21, 1998, regarding the Registrant's 8 3/8% Senior
             Notes due 2008 (Incorporated by reference herein is Exhibit
             4.02 from the Registrant's Current Report on Form 8-K dated
             January 21, 1998.) (File No. 0-16014)
     4.30    Form of 8 3/8% Senior Note due 2008 (contained in Exhibit
             4.28)
     4.31    Indenture, dated as of July 2, 1998, with respect to the
             Registrant's 8 1/8% Senior Notes due 2003, between the
             Registrant and the Bank of Montreal Trust Company
             (Incorporated by reference herein is Exhibit 4.01 from the
             Registrant's Current Report on Form 8-K, dated July 2,
             1998.) (File No. 0-16014)
     4.32    Registrant Rights Agreement between Adelphia Communications
             Corporation and the Initial Purchaser, dated July 2, 1998, regarding the Registrant's 8 1/8% Senior Notes due 2003
             (Incorporated by reference herein is Exhibit 4.02 from the
             Registrant's Current Report on Form 8-K, dated July 2,
             1998.) (File No. 0-16014)
     4.33    Form of 8 1/8% Senior Note due 2003 (Incorporated by
             reference herein is Exhibit 4.03 from the Registrant's
             Current Report on Form 8-K, dated July 2, 1998) (File No.
             0-16014)
     5.01*   Opinion of Buchanan Ingersoll Professional Corporation
    12.01*   Computation of Ratio of Earnings to Combined Fixed Charges
             and Preferred Stock Dividends
    23.01*   Consent of Buchanan Ingersoll Professional Corporation
             (contained in its opinion filed as Exhibit 5.01 hereto)
    23.02**  Consent of Deloitte & Touche LLP
    24.01*   Power of Attorney (appearing on signature page)
    25.01*   Form T-1 Statement of Eligibility of Trustee
    99.01*   Form of Letter of Transmittal and Notice of Guaranteed
             Delivery for Notes

--------

 *Previously filed.

**Filed herewith.